Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 15, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of NN, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of NN, Inc. on Form S-8 (File Nos. 333-174519, 333-130395, 333-216739, and 333-232258) and Form S-3 (File No. 333-216737).

/s/ GRANT THORNTON LLP
Charlotte, North Carolina
March 15, 2021